                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                    THERETO FILED PURSUANT TO RULE 13(d)-2(a)

                               (Amendment No. 11)1

                               VCampus Corporation
              ----------------------------------------------------
                                (Name of issuer)

                           COMMON STOCK $.01 PAR VALUE
              ----------------------------------------------------
                         (Title of class of securities)

                                   92240C 10 0
              ----------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
               OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                               Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                  (212)451-2300
              ----------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                  April 16, 2004
              ----------------------------------------------------
             (Date of event which requires filing of this statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the acquisition  which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

            Note.  Schedules  filed  in  paper  format  shall  include  a signed original  and five copies of the  schedule,  including  all  exhibits.  See Rule
13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 24 Pages)

------------------

1           The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 2 of 24 Pages
-----------------------                              ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   146,303(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                11,851(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                146,303(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                11,851(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     158,154(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 3 of 24 Pages
-----------------------                              ---------------------------

(1)    Includes 10,928 shares of Common Stock issuable upon exercise of warrants held by Wheatley Partners, L.P.

(2)    Includes 929 shares of Common Stock  issuable  upon  exercise of warrants
       held  by  Wheatley  Foreign  Partners,  L.P.  Wheatley  Partners,   L.P.,
       disclaims beneficial ownership of these securities.

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 4 of 24 Pages
-----------------------                              ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Irwin Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   19,331(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                158,154(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                19,331(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                158,154(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     177,485(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 5 of 24 Pages
-----------------------                              ---------------------------

(1)    Includes 11,147 shares of Common Stock issuable upon exercise of warrants held by Mr. Lieber.

(2)    Includes (a) 10,928  shares of Common  Stock  issuable  upon  exercise of warrants held by Wheatley Partners,  L.P., (b) 929 shares of Common Stock issuable  upon exercise of warrants  held by Wheatley  Foreign  Partners,
       L.P. Mr.  Lieber  disclaims  beneficial  ownership  of these  securities, except to the extent of his respective equity interest therein.

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 6 of 24 Pages
-----------------------                              ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Barry Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   2,344,122(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                164,494(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                2,344,122(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                164,494(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     2,508,616(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     32.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 7 of 24 Pages
-----------------------                              ---------------------------

(1)    Includes (a) (i) 688,875 shares of Common Stock issuable upon exercise of warrants,  (ii) 5,000 shares of Common Stock  issuable  upon  exercise of options and (iii) 76,687 shares of Common Stock issuable upon  conversion of the outstanding  principal on the secured  convertible note, which are all held by Mr. Fingerhut, and (b) 17,591 shares of Common Stock issuable upon exercise of warrants held by an account for which Mr.  Fingerhut has sole voting and dispositive power.

(2)    Includes (a) 10,928  shares of Common  Stock  issuable  upon  exercise of warrants held by Wheatley  Partners,  L.P.,  and (b) 929 shares of Common
       Stock  issuable  upon  exercise  of  warrants  held by  Wheatley  Foreign
       Partners,  L.P. Mr.  Fingerhut  disclaims  beneficial  ownership of these securities,  except  to the  extent  of his  respective  equity  interest therein.

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 8 of 24 Pages
-----------------------                              ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Jonathan Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   431(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                158,154(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                431(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                158,154(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     158,585(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 9 of 24 Pages
-----------------------                              ---------------------------

(1)    Includes 72 shares of Common  Stock  issuable  upon  exercise of warrants held by Mr. Lieber.

(2)    Includes (a) 10,928  shares of Common  Stock  issuable  upon  exercise of warrant  held by Wheatley  Partners,  L.P.,  and (b) 929 shares of Common
       Stock  issuable  upon  exercise  of  warrants  held by  Wheatley  Foreign
       Partners,  L.P.  Mr.  Lieber  disclaims  beneficial  ownership  of  these securities,  except  to the  extent  of his  respective  equity  interest therein.

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 10 of 24 Pages
-----------------------                              ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Seth Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   712(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                158,154(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                712(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                158,154(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     158,866(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 11 of 24 Pages
-----------------------                              ---------------------------

(1)    Includes 72 shares of Common Stock issuable upon exercise of warrants.

(2)    Includes (a) 10,928  shares of Common  Stock  issuable  upon  exercise of warrants held by Wheatley  Partners,  L.P.,  and (b) 929 shares of Common
       Stock  issuable  upon  exercise  of  warrants  held by  Wheatley  Foreign
       Partners,  L.P.  Mr.  Lieber  disclaims  beneficial  ownership  of  these securities,  except  to the  extent  of his  respective  equity  interest therein.

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 12 of 24 Pages
-----------------------                              ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   11,851(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                146,303(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                11,851(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                146,303(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     158,154(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 13 of 24 Pages
-----------------------                              ---------------------------

(1)    Includes 929 shares of Common Stock  issuable  upon  exercise of warrants held by Wheatley Foreign Partners, L.P.

(2)    Includes 10,928 shares of Common Stock issuable upon exercise of warrants
       held  by  Wheatley  Partners,  L.P.  Wheatley  Foreign  Partners,   L.P.,
       disclaims beneficial ownership of these securities.

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 14 of 24 Pages
-----------------------                              ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Seneca Ventures
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   16,485(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                16,485(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     16,485(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

(1)         Includes  15,769  shares of Common Stock  issuable  upon exercise of warrants held by Seneca Ventures.

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 15 of 24 Pages
-----------------------                              ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Woodland Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   19,758(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                19,758(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     19,758(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

(1)         Includes  11,219  shares of Common Stock  issuable  upon exercise of warrants held by Woodland Partners.

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 16 of 24 Pages
-----------------------                              ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Woodland Venture Fund
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   21,710(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                21,710(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     21,710(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

(1)         Includes  20,994  shares of Common Stock  issuable  upon exercise of warrants held by Woodland Venture Fund.

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 17 of 24 Pages
-----------------------                              ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Brookwood Partners, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   5,200(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                5,200(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     5,200(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

(1)         Includes  5,200 shares of Common  Stock  issuable  upon  exercise of warrants held by Brookwood Partners, LP.

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 18 of 24 Pages
-----------------------                              ---------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Pamela Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   6,340 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                6,340 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     6,340 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 19 of 24 Pages
-----------------------                              ---------------------------

            The following  constitutes  Amendment No. 11 ("Amendment No. 11") to the Schedule 13D, as amended to date,  filed by the  undersigned  (the "Schedule
13D"). Except as specifically amended by this Amendment No. 11, the Schedule 13D remains in full force and effect.

            Items 5 (a) and (b) are hereby  amended to read in their entirety as follows:

Item 5.     Interest in Securities of the Issuer.
            ------------------------------------

            (a)  The  following  table  sets  forth  the  aggregate  number  and percentage  (based on 7,055,832 shares of Common Stock outstanding as of May 18,
2004 composed of (i) 6,203,028  shares of Common Stock  outstanding  as of March
25,  2004,  as reported by the Issuer in its report for the year ended  December
31, 2003 and filed with the Securities and Exchange Commission on March 30, 2004
and (2) 613,276 shares of Common Stock issued by the Issuer on May 18, 2004).

                                             Shares of Common            Percentage of Shares
                                                   Stock                    of Common Stock
Name                                         Beneficially Owned           Beneficially Owned
----                                         ------------------           ------------------

Wheatley Partners, L.P.(1)                           158,154                     2.2

Barry Rubenstein(2)                                  221,308                     3.1

Irwin Lieber(3)                                      177,485                     2.5

Barry Fingerhut(4)                                 2,508,616                    32.2

Wheatley Partners, LLC(5)                            158,154                     2.2

Seth Lieber(6)                                       158,866                     2.2

Jonathan Lieber(7)                                   158,585                     2.2

Wheatley Foreign Partners, L.P.(8)                   158,154                     2.2

Woodland Partners(9)                                  19,758                     0.3

Marilyn Rubenstein(10)                                63,154                     0.9

Seneca Ventures(11)                                   16,485                     0.2

Woodland Venture Fund(12)                             21,710                     0.3

Brookwood Partners(13)                                 5,200                     0.1

Woodland Services Corp.(14)                           38,196                     0.6

Pamela Fingerhut                                       6,340                     0.1

---------------------
(1)    Includes 10,928 shares of Common Stock issuable upon exercise of warrants held by Wheatley Partners,  L.P. Also includes 929 shares of Common Stock issuable  upon exercise of warrants  held by Wheatley  Foreign  Partners,
       L.P. Wheatley Partners,  L.P.,  disclaims  beneficial  ownership of these securities.

(2)    Includes (a) 10,928  shares of Common  Stock  issuable  upon  exercise of warrants held by Wheatley Partners,  L.P., (b) 929 shares of Common Stock issuable  upon exercise of warrants  held by Wheatley  Foreign  Partners,

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CUSIP No. 92240C 10 0                 13D                    Page 20 of 24 Pages
-----------------------                              ---------------------------

       L.P.,  (c)  11,219  shares of Common  Stock  issuable  upon  exercise  of warrants  held by Woodland  Partners,  (d) 15,769  shares of Common Stock issuable upon exercise of warrants  held by Seneca  Ventures,  (e) 20,994 shares of  Common  Stock  issuable  upon  exercise  of  warrants  held by
       Woodland  Venture Fund and (f) 5,200 shares of Common Stock issuable upon exercise of warrants held by Brookwood Partners. Mr. Rubenstein disclaims beneficial  ownership  of these  securities,  except to the extent of his respective equity interest therein.

(3)    Includes 11,147 shares of Common Stock issuable upon exercise of warrants held by Mr.  Lieber.  Also  includes  (a) 10,928  shares of Common  Stock issuable upon exercise of warrants held by Wheatley  Partners,  L.P., (b)
       929 shares of Common Stock  issuable  upon  exercise of warrants  held by
       Wheatley Foreign Partners, L.P. Mr. Lieber disclaims beneficial ownership of these  securities,  except  to the  extent  of his  respective  equity interest therein.

(4)    Includes (a) 688,875  shares of Common Stock  issuable  upon  exercise of warrants held by Mr. Fingerhut, (b) 5,000 shares of Common Stock issuable upon the exercise of options held by Mr. Fingerhut,  (c) 76,687 shares of
       Common Stock issuable upon conversion of the outstanding principal on the secured  convertible  note held by Mr. Fingerhut and (d) 17,591 shares of
       Common Stock  issuable  upon  exercise of warrants held by an account for which Mr. Fingerhut has sole voting and dispositive  power. Also includes
       (a) 10,928 shares of Common Stock issuable upon exercise of warrants held by Wheatley  Partners,  L.P., and (b) 929 shares of Common Stock issuable upon exercise of warrants  held by Wheatley  Foreign  Partners,  L.P. Mr.
       Fingerhut disclaims beneficial  ownership of these securities,  except to the extent of his respective equity interest therein.

(5)    Includes (a) 10,928  shares of Common  Stock  issuable  upon  exercise of warrants held by Wheatley  Partners,  L.P.,  and (b) 929 shares of Common
       Stock  issuable  upon  exercise  of  warrants  held by  Wheatley  Foreign
       Partners,  L.P. Wheatley Partners,  LLC disclaims beneficial ownership of these securities,  except to the extent of its respective equity interest therein.

(6)    Includes 72 shares of Common  Stock  issuable  upon  exercise of warrants held by Mr.  Lieber.  Also  includes  (a) 10,928  shares of Common  Stock issuable upon exercise of warrants held by Wheatley  Partners,  L.P., and
       (b) 929 shares of Common Stock issuable upon exercise of warrants held by
       Wheatley Foreign Partners, L.P. Mr. Lieber disclaims beneficial ownership of these  securities,  except  to the  extent  of his  respective  equity interest therein.

(7)    Includes 72 shares of Common  Stock  issuable  upon  exercise of warrants held by Mr.  Lieber.  Also  includes  (a) 10,928  shares of Common  Stock issuable upon exercise of warrants held by Wheatley  Partners,  L.P., and
       (b) 929 shares of Common Stock issuable upon exercise of warrants held by
       Wheatley Foreign Partners, L.P. Mr. Lieber disclaims beneficial ownership of these  securities,  except  to the  extent  of his  respective  equity interest therein.

(8)    Includes 929 shares of Common Stock  issuable  upon  exercise of warrants held by Wheatley  Foreign  Partners,  L.P. Also includes 10,928 shares of
       Common  Stock  issuable  upon  exercise  of  warrants  held  by  Wheatley
       Partners,  L.P. Wheatley Foreign  Partners,  L.P.,  disclaims  beneficial ownership of these securities.

(9)    Includes 11,219 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners.

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 21 of 24 Pages
-----------------------                              ---------------------------

(10)   Includes (a) 11,219  shares of Common  Stock  issuable  upon  exercise of warrants  held by Woodland  Partners,  (b) 15,769  shares of Common Stock issuable upon exercise of warrants  held by Seneca  Ventures,  (c) 20,994 shares of  Common  Stock  issuable  upon  exercise  of  warrants  held by
       Woodland  Venture Fund and (d) 5,200 shares of Common Stock issuable upon
       exercise  of  warrants  held  by  Brookwood  Partners.   Mrs.  Rubenstein
       disclaims beneficial ownership of these securities,  except to the extent of her respective equity interest therein.

(11)   Includes 15,769 shares of Common Stock issuable upon exercise of warrants held by Seneca Ventures.

(12)   Includes 20,994 shares of Common Stock issuable upon exercise of warrants held by Woodland Venture Fund.

(13)   Includes  5,200 shares of Common Stock issuable upon exercise of warrants held by Brookwood Partners.

(14)   Includes (a) 15,769  shares of Common  Stock  issuable  upon  exercise of warrants  held by Seneca  Ventures and (b) 20,994  shares of Common Stock issuable  upon  exercise  of  warrants  held by  Woodland  Venture  Fund.
       Woodland  Services  Corp.   disclaims   beneficial   ownership  of  these
       securities,  except  to the  extent  of its  respective  equity  interest therein.

            (b) Wheatley has sole power to vote and dispose of 146,303 shares of
Common  Stock,  representing  approximately  2.1% of the  outstanding  shares of
Common  Stock and may be  deemed to have  shared  power to vote and  dispose  of
11,851  shares of Common  Stock,  representing  less than 1% of the  outstanding shares of Common Stock.

            Wheatley Foreign has sole power to vote and dispose of 11,851 shares of Common Stock,  representing less than 1% of the outstanding  shares of Common
Stock and may be deemed to have  shared  power to vote and  dispose  of  146,303 shares of  Common  Stock,  representing  approximately  2.1% of the  outstanding shares of Common Stock.

            By virtue of being the  general  partner of  Wheatley  and a general partner of Wheatley  Foreign,  Wheatley  Partners,  LLC ("Wheatley  LLC") may be
deemed to have  shared  power to vote and  dispose of  158,154  shares of Common
Stock,  representing  approximately  2.2% of the  outstanding  shares  of Common
Stock.

            By virtue  of his being a member  and  Chief  Executive  Officer  of
Wheatley LLC, a general partner of Woodland Partners, Seneca Ventures,  Woodland
Venture Fund and Brookwood  Partners and the President and sole  shareholder  of
Woodland Services Corp.,  Barry Rubenstein may be deemed to have shared power to vote and dispose of 221,308 shares of Common Stock,  representing  approximately
3.1% of the outstanding shares of Common Stock.

            Irwin Lieber has sole power to vote and dispose of 19,331  shares of
Common Stock, representing 0.3% of the outstanding shares of Common Stock and by virtue of his being a member and President,  Secretary and Treasurer of Wheatley
LLC,  Mr.  Lieber  may be deemed to have  shared  power to vote and  dispose  of
158,154  shares  of  Common  Stock,  representing   approximately  2.2%  of  the
outstanding shares of Common Stock.

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 22 of 24 Pages
-----------------------                              ---------------------------

            Barry  Fingerhut  has sole power to vote and  dispose  of  2,344,122 shares of Common  Stock,  representing  approximately  30.2% of the  outstanding shares of Common Stock.  This number includes 59,818 shares of Common Stock held by an account for which Mr. Fingerhut has sole voting and dispositive  power. By virtue of his being a member and  Executive  Vice  President of Wheatley LLC and being the spouse of Pamela Fingerhut, Mr. Fingerhut may be deemed to have shared power to vote and  dispose  of  164,494  shares  of Common  Stock,  representing approximately  2.3% of the  outstanding  shares of  Common  Stock.  This  number includes 6,340 shares of Common Stock held by Pamela Fingerhut.

            Jonathan  Lieber has sole power to vote and dispose of 431 shares of
Common  Stock,  representing  less than 1% of the  outstanding  shares of Common
Stock and by virtue of being a member and Vice  President  of Wheatley  LLC, Mr.
Lieber may be deemed to have shared power to vote and dispose of 158,154  shares of Common Stock,  representing  approximately  2.2% of the outstanding shares of
Common Stock.

            Seth  Lieber  has sole  power to vote and  dispose  of 712 shares of
Common  Stock,  representing  less than 1% of the  outstanding  shares of Common
Stock and by virtue of his being a member and Vice  President  of Wheatley  LLC,
Mr.  Lieber may be deemed to have  shared  power to vote and  dispose of 158,154 shares of  Common  Stock,  representing  approximately  2.2% of the  outstanding shares of Common Stock.

            Woodland  Partners  has sole  power to vote and  dispose  of  19,758 shares of Common Stock,  representing  0.3% of the outstanding  shares of Common
Stock.

            By virtue of her being a general  partner of Woodland  Partners  and
Brookwood Partners and the Secretary and Treasurer of Woodland Services Corp., a
general partner of Seneca Ventures and Woodland Venture Fund, Marilyn Rubenstein
may be deemed  to have  shared  power to vote and  dispose  of 63,154  shares of
Common Stock, representing 0.9% of the outstanding shares of Common Stock.

            Seneca  Ventures has sole power to vote and dispose of 16,485 shares of Common Stock, representing 0.2% of the outstanding shares of Common Stock.

            Woodland  Venture  Fund has sole power to vote and dispose of 21,710 shares of Common Stock,  representing  0.3% of the outstanding  shares of Common
Stock.

            Brookwood  Partners  has sole  power to vote  and  dispose  of 5,200 shares of Common Stock,  representing less than 1% of the outstanding  shares of
Common Stock.

            By  virtue of its being a general  partner  of Seneca  Ventures  and
Woodland  Venture Fund,  Woodland  Services  Corp.  may be deemed to have shared power to vote and dispose of 38,196 shares of Common Stock, representing 0.5% of the outstanding shares of Common Stock.

            Pamela  Fingerhut has sole power to vote and dispose of 6,340 shares of Common Stock,  representing less than 1% of the outstanding  shares of Common
Stock.

            Item 5(c) is supplemented as follows:

            (c) The following transactions occurred with the past 60 days:

            On March 23, 2004,  Barry Fingerhut  provided a $250,000 bridge loan to the Issuer in exchange for warrants to purchase 76,688 shares of Common Stock at $2.386 per share,  exercisable  at the earlier of six months from the date of issuance or approval of the  financing by the  shareholders  of the Issuer.  Mr.

-----------------------                              ---------------------------
CUSIP No. 92240C 10 0                 13D                    Page 23 of 24 Pages
-----------------------                              ---------------------------

Fingerhut also received a secured  convertible  note in the aggregate  principal amount of $250,000.  The secured  convertible  note is convertible  into 153,375 shares of common  stock at $1.63  per  share,  subject  to the  approval  of the shareholders  of the Issuer.  On May 18, 2004,  the  shareholders  of the Issuer approved the financing and the conversion of $125,000 of the secured convertible note into 76,688 shares of Common Stock. The interest on the secured convertible note is due quarterly  commencing on July 1, 2004,  payable in cash or shares of common stock at Issuer's option for the first year of the loan.

            On April 16, 2004, each of Irwin Lieber,  Seneca Ventures,  Woodland
Partners,  Woodland Venture Fund and Brookwood,  L.P. disposed of 41,700 shares,
62,500 shares,  41,700 shares,  41,700 shares and 20,800 shares of Common Stock, respectively.  Each of the sales were transacted in the open market at $6.46 per share of Common  Stock,  except for the sale by  Brookwood,  L.P.  which was for
$7.07 per share of Common Stock.

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 26, 2004                    WHEATLEY PARTNERS, L.P.
                                       By: Wheatley Partners, LLC,
                                           a General Partner

                                       By: /s/ Irwin Lieber
                                           -------------------------------------
                                           Irwin Lieber, President

                                       /s/ Irwin Lieber
                                       -----------------------------------------
                                       Irwin Lieber

                                       /s/ Barry Fingerhut
                                       -----------------------------------------
                                       Barry Fingerhut

                                       /s/ Pamela Fingerhut
                                       -----------------------------------------
                                       Pamela Fingerhut

                                       /s/ Jonathan Lieber
                                       -----------------------------------------
                                       Jonathan Lieber

                                       /s/ Seth Lieber
                                       -----------------------------------------
                                       Seth Lieber

                                       WHEATLEY FOREIGN PARTNERS, L.P.
                                       By:  Wheatley Partners, LLC, a General
                                            Partner

                                       By: /s/ Irwin Lieber
                                           -------------------------------------
                                           Irwin Lieber, President

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CUSIP No. 92240C 10 0                 13D                    Page 24 of 24 Pages
-----------------------                              ---------------------------

               [Signature page for Schedule 13D Amendment No. 11]

                                       SENECA VENTURES

                                       By: /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner

                                       WOODLAND PARTNERS

                                       By: /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner

                                       WOODLAND VENTURE FUND

                                       By: /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner

                                       BROOKWOOD PARTNERS, LP

                                       By: /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner